Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Harlow Sumerford
615-344-2688	615-344-1851

HCA ANNOUNCES PROPOSED PUBLIC OFFERING OF SENIOR NOTES

NASHVILLE, Tenn., February 11, 2020 – HCA Healthcare, Inc. (NYSE: HCA) today announced that its wholly-owned subsidiary, HCA Inc., proposes to offer $1.0 billion aggregate principal amount of senior notes due 2030, subject to market and other considerations. Actual terms of the notes, including interest rate and principal amount, will depend on market conditions at the time of pricing. HCA Inc. intends to use the net proceeds of this offering for the redemption of all $1.0 billion outstanding aggregate principal amount of HCA Healthcare, Inc.’s 6.25% senior notes due 2021 and for general corporate purposes.

J.P. Morgan Securities LLC, Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are acting as the joint book-running managers for the offering.

The offering of the notes is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. The offering is being made only by means of a preliminary prospectus supplement and the accompanying prospectus, copies of which may be obtained by calling J.P. Morgan Securities LLC collect at (866)-803-9204 or writing to J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717.

You may also visit www.sec.gov to obtain an electronic copy of the related preliminary prospectus supplement and the accompanying prospectus.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

FORWARD LOOKING STATEMENTS

Information provided and statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and HCA assumes no obligation to update the information included in this press release. Such forward-looking statements include the expected use of proceeds from the offering. These statements often include words such as “approximate,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about HCA’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond HCA’s control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance or occurrence of events and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although HCA believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, HCA also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

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All references to the “Company” and “HCA” as used throughout this press release refer to HCA Healthcare, Inc.

and its affiliates.